CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 21, 2018 on the financial statements and financial highlights of Touchstone Strategic Trust (the “Trust”) (specifically, Touchstone Sands Capital Emerging Markets Growth Fund, a series of the Trust), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2018, in Post-Effective Amendment Number 195 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Cincinnati, Ohio
November 16, 2018